Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Bryce W. Rhodes, President

713-651-0446

Whittier Energy Corporation Leases South Texas Acreage and
Spuds Rachal #1 Well in Webb County

HOUSTON – (Business Wire) – December 17, 2004 – Whittier Energy Corporation (OTCBB: WHIT), today announced that it has leased 1,410 acres of its total 2,666 acre position in Zapata County, Texas, in exchange for a $599,000 lease bonus and a retained 25% royalty interest. In an unrelated matter, the Company also received approximately $234,000 in net proceeds from a settlement of outstanding royalties owed to the Company involving acreage in the same tract. Additionally, the Company began drilling the 7,700’ Rachal #1 exploratory well in December 2004. Whittier has a 30% operated working interest in the Rachal Prospect, a 386-acre tract directly offsetting existing production in the prolific Owen Field in Webb County, Texas.

Management Comments

Bryce W. Rhodes, Whittier’s President and Chief Executive Officer, said, “We are pleased to have generated over $833,000 in non-recurring pre-tax cash flows prior to year-end, which can be used to further grow the Company in 2005. Furthermore, the 25% retained royalty interest provides the Company with an excellent risk-free opportunity to participate in an exciting exploration project on our Zapata County acreage.

Combined with our other active exploration and exploitation efforts, the Rachal #1 fits well with our portfolio investment approach to growing the Company’s production and revenues while managing risk. Given the current commodity price environment, we are excited about this opportunity to add new production and reserves through drilling.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana.  Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.  The Company’s stock trades as WHIT on the Over-the-Counter Bulletin Board.  Additional information about Whittier Energy can be found at www.whittierenergy.com.

Forward-Looking Statements

Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. The company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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